Exhibit to Form 12b-25


June 2, 1999

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:

Pannell Kerr Forster ("PKF") has been unable to proceed towards furnishing its audit report relating to the consolidated financial statements of Aura Systems, Inc. (the "Registrant")for the year ended February 28, 1999 on or before June 1, 1999, the prescribed due date for the Registrant's Annual Report on Form 10-K. Our inability to proceed is due to the Registrant being unable to date to arrange for payment of our outstanding professional fees.


                                                   PANNELL KERR FORSTER
                                                   Certified Public Accountants
                                                   A Professional Corporation
                                                   Los Angeles, California